SUB-ITEM 77Q3


DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING: 1/31/2008
FILE NUMBER: 811-05686
SERIES NO.:  2


72DD 1 Total income dividends for which record date passed during the period
       Class A                                           2,605
     2 Dividends for a second class of open end company shares
       Class A3                                            706
       Institutional Class                                 278


73A. 1 Dividends from net invesment income
       Class A                                       $  0.1922
     2 Dividends for a second class of open end company shares
       Class A3                                      $  0.1871
       Institutional Class                           $  0.2063

74U. 1 Number of shares outstanding (000's omitted)
       Class A                                          12,948
     2 Number of shares outstanding of a second class of open-end company shares (000's omitted)
       Class A3                                          6,206
       Institutional Class                               1,529

74V. 1  Net asset value per share (to nearest cent)
       Class A                                          $10.34
     2 Net asset value per share of a second class of open-end company shares
       (to nearest cent)
       Class A3                                         $10.34
       Institutional Class                              $10.35